Messineo & Co., CPAs LLC 2471 N McMullen Booth Rd - Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-1/Amendment 4 of our audit report dated August 21, 2013 relative to the financial statements of TOA Optical Tech, Inc. (fka Prosperity Acquisition, Inc.) as of July 31, 2013 and the related statements of operations, stockholders' equity and cash flows for the period July 22, 2013 (date of inception) through July 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Clearwater, Florida

May 14, 2015